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                                                                    EXHIBIT 99.1
                                  [UICI LOGO]


                                             Contact:    Matthew R. Cassell
                                                         Vice President
                                                         UICI
News Release                                             4001 McEwen, Suite 200
                                                         Dallas, Texas 75244
                                                         Phone: (972) 392-6700


(For Immediate Release)

UICI ANNOUNCES AGREEMENT OF UNITED CREDIT NATIONAL BANK UNIT TO THE ISSUANCE OF A CONSENT ORDER BY THE OFFICE OF THE COMPTROLLER OF THE CURRENCY

Dallas, TX February 28, 2000: UICI (the "Company") (NYSE: Symbol "UCI") today announced that United Credit National Bank (an indirect, wholly owned subsidiary of UICI) had agreed to the issuance of a Consent Order by the U.S. Office of the Comptroller of the Currency (the "OCC"). The terms of the Consent Order will govern for the indefinite future the capitalization, funding activities, growth and operations of United Credit National Bank (the "Bank"), a special purpose national bank headquartered in Sioux Falls, South Dakota.

         The Consent Order requires the Bank within thirty days to submit to the OCC for approval a near term and three year capital plan, the terms of which will demonstrate the ability of the Bank to maintain Tier I capital at levels no less than 10% of risk weighted adjusted assets and 7% of actual adjusted total assets. The capital plan will also set forth the Bank's plans and projections for the maintenance and sources of adequate capital in future periods.

         To immediately supplement the capital of the Bank and in order to maintain combined Tier I and Tier II capital at the Bank at a level in excess of 10% of total risk-weighted assets (as disclosed in the Bank's December 31, 1999 Call Report as currently filed with the OCC), United CreditServ, Inc. (the Bank's direct parent and a wholly owned subsidiary of UICI) contributed $10,065,000 in cash to the capital of the Bank on February 25, 2000. The OCC is currently conducting an ongoing examination of the operations and capital adequacy of the Bank, following the previous announcement by UICI in December 1999 of significant losses in the fourth quarter of 1999 attributable to charges to the credit card loan loss reserves at the Bank.

         A liquidity and capital assurances agreement, dated May 15, 1998, provides that, upon demand by the Bank, UICI will purchase certificates of deposit issued by the Bank to assure sufficient liquidity to meet the Bank's funding demands and will contribute capital to the Bank sufficient for the Bank to comply with its stated policy of maintaining Tier I capital at a level equal to at least 10% of total risk-weighted assets and a total risk-based capital ratio of at least 12%. Total risk-based capital includes both Tier I and Tier II capital.

         Under the terms of the Consent Order, the Bank is prohibited from accessing the brokered deposit market and from soliciting or accepting deposits over the Internet. The Bank




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had, as of February 21, 2000, voluntarily suspended soliciting or accepting brokered deposits. As of February 28, 2000, the Bank has $310 million of certificates of deposits outstanding, the majority of which are scheduled to mature over the next 12 months. At February 28, 2000, the Bank held approximately $125 million in cash, cash equivalents and short term U.S. Treasury securities.

         The Consent Order requires the Bank, until further notice from the OCC, to cease all activities with American Credit Educators, Inc. (ACE) and American Fair Credit Association, Inc. (AFCA), independent marketing associations through which the Bank has marketed its credit card programs to customers with limited or impaired credit records. The Consent Order further requires the Bank, until further notice from the OCC, to cease all transactions with affiliated parties (including UICI but excluding Specialized Card Services, Inc., the servicer of the Bank's credit card accounts), and to conduct an immediate review of all agreements with all third parties to assess whether such agreements are on terms fair and reasonable to the Bank. The Bank, in particular, has engaged PricewaterhouseCoopers LLP to independently review the terms of all agreements between the Bank and Specialized Card Services, Inc. (an indirect wholly owned subsidiary of UICI and the servicer of the Bank's credit card accounts).

         The Bank is further prohibited under the terms of the Consent Order from introducing new products or services, without accompanying policies and procedures reviewed and approved by the OCC providing for, among other things, appropriate risk management, internal control, management information and data processing systems. Under the terms of the Consent Order, the Bank is generally prohibited from increasing its assets in the future unless the OCC has approved a capital plan submitted by the Bank and the Bank is in compliance with the capital plan.

         Separately, UICI announced that UICI and the Bank had been named as party defendants in separate suits filed in U.S. District Court in Colorado by American Credit Educators, Inc. (ACE) and American Fair Credit Association, Inc.
(AFCA), the independent marketing associations through which the Bank formerly marketed its credit card programs. In the suits, ACE and AFCA have alleged, among other things, that UCNB has breached its marketing agreements with ACE and AFCA. ACE and AFCA are each controlled by Phillip A. Gray, the former head of UICI's credit card operations. Neither UICI nor the Bank has yet answered the complaints. UICI believes that UICI and the Bank have significant counterclaims and meritorious defenses to the allegations, and UICI intends to vigorously pursue the counterclaims and assert those defenses.

CORPORATE PROFILE:

UICI, headquartered in Dallas, Texas, is a diversified financial services company offering financial services, health administrative services and insurance through its various subsidiaries and divisions to niche consumer and institutional markets. UICI provides health insurance through its insurance subsidiaries, UGA-Association Field Services and Cornerstone Marketing of America; enrollment, billing and collection claims administration and risk management services for healthcare payors and providers through UICI Administrators; credit cards for individuals with no credit or troubled credit histories through United CreditServ; financial services and products for college, undergraduates and graduate students, including providing federally-guaranteed student loans through the Educational Finance Group; and manages blocks of life insurance and life insurance products to select markets through its OKC Division. UICI also holds a 44% interest in HealthAxis.com, Inc., a leading web-based insurance retailer providing fully integrated, end-to-end, web-enabled solutions for health insurance distribution and administration.




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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

Certain statements in this press release are "forward looking statements" within the meaning of the Private Securities Litigation Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions; changes in the regulatory environment; levels of competition (including managed health care competition in the health industry); availability of, and volatility of interest rates associated with, funding sources to originate student loans and credit card receivables; and other factors described in detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.


UICI press releases and other company information are available at UICI's website located at www.uici.net.